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Exhibit Number 99.1

Investor Contact:	W. Larry Cash Executive Vice President and Chief Financial Officer (615) 373-9600

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES
SECOND QUARTER 2003 RESULTS WITH NET REVENUE UP 23.9%, EBITDA UP 17.4%,
NET INCOME UP 26.2% AND NET INCOME PER SHARE (DILUTED) UP 25.0%

BRENTWOOD, Tenn. (July 23, 2003) — Community Health Systems, Inc. (NYSE: CYH) today announced financial and operating results for the second quarter and six months ended June 30, 2003.

        Net operating revenues for the second quarter ended June 30, 2003, totaled $657.3 million, a 23.9% increase compared with $530.6 million for the same period last year. EBITDA for the second quarter of 2003 was $102.7 million, compared with $87.5 million for the same period last year, representing a 17.4% increase. Net income increased 26.2% to $30.6 million, or $0.30 per share (diluted), on 107.8 million weighted average shares outstanding for the quarter ended June 30, 2003, compared with $24.2 million, or $0.24 per share (diluted), on 99.8 million weighted average shares outstanding for the same period last year. Refer to page 2 for "Financial Highlights."

        The consolidated financial results for the second quarter ended June 30, 2003, reflect a 14.2% increase in total admissions, and a 12.9% increase in adjusted admissions, compared with the second quarter of 2002. On a same store basis, admissions decreased 0.9%, adjusted admissions decreased 2.1%, and net revenues increased 8.3% compared with the same period last year.

        Net operating revenues for the six months ended June 30, 2003, totaled $1.3 billion, compared with $1.1 billion for the same period last year, a 23.7% increase. EBITDA for the six months ended June 30, 2003 was $209.3 million, compared with $179.9 million for the same period last year, a 16.3% increase. Net income increased 24.8% to $64.2 million, or $0.64 per share (diluted), on 107.8 million weighted average shares outstanding which includes the assumed conversion of the convertible notes for the six months ended June 30, 2003, compared with $51.4 million, or $0.52 per share (diluted), on 108.3 million weighted average shares outstanding for the same period last year.

        The consolidated financial results for the six months ended June 30, 2003, reflect a 14.7% increase in total admissions, and a 14.0% increase in adjusted admissions, compared with the same period last year. On a same store basis, admissions decreased 0.7%, adjusted admissions decreased 1.5%, and net revenues increased 8.3%, compared with the same period last year.

        "Community Health Systems' solid performance during the second quarter of 2003 reflects the consistent execution of our operating strategy," commented Wayne T. Smith, chairman, president and chief executive officer of Community Health Systems, Inc. "While the difficult economic climate has affected our volumes this year, our ability to continue to drive revenues and earnings demonstrates that we are doing the right things. Our strong top line growth reflects our capacity to improve the level and scope of services and enhance the financial and operating performance of our hospitals. We are very pleased with our financial performance and look forward to continued progress for the remainder of 2003."

        On July 1, 2003, the Company announced the consummation of the acquisition of Pottstown Memorial Medical Center (299 beds) in Pottstown, Pennsylvania.

        "Our acquisition-oriented growth strategy has been highly successful to date as Community Health Systems continues to lead the industry in selectively acquiring non-urban hospitals in attractive growth markets," added Smith. "We have already surpassed our goal for the year with eight new hospitals added to our portfolio. Our proven ability to assimilate these acquired hospitals into our system and enhance the level of healthcare services provided in their respective communities has been a key differentiator for Community Health Systems. Furthermore, it is our view that our success in the marketplace and our belief that we have a favorable reputation as the acquirer of choice in many instances will continue to extend our leadership position."

        Located in the Nashville, Tennessee suburb of Brentwood, Community Health Systems is a leading operator of general acute care hospitals in non-urban communities throughout the country. Through its subsidiaries, the Company currently owns, leases or operates 71 hospitals in 22 states. Its hospitals offer a broad range of inpatient medical and surgical services, outpatient treatment and skilled nursing care. Shares in Community Health Systems, Inc. are traded on the New York Stock Exchange under the symbol "CYH."

        Community Health Systems, Inc. will hold a conference call to discuss this press release on Thursday, July 24, 2003 at 10:30 a.m. Central, 11:30 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call by clicking on the Investor Relations link of the Company's web site at www.chs.net, or www.companyboardroom.com. To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and continue through August 24, 2003. A copy of the Company's Form 8-K (including this press release) and conference call slide show will also be available on the Company's website at www.chs.net.

        Statements contained in this news release regarding expected operating results, acquisition transactions and other events are forward-looking statements that involve risk and uncertainties. Actual future events or results may differ materially from these statements. Readers are referred to the documents filed by Community Health Systems, Inc. with the Securities and Exchange Commission, including, the Company's Registration Statement on Form S-1 (Registration Statement No. 333-69064), Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended March 31, 2003. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements.

COMMUNITY HEALTH SYSTEMS, INC.
Financial Highlights

(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2003		2002	2003		2002
Net operating revenues	$657,293		$530,582	$1,316,570		$1,064,101
EBITDA(a)	$102,733		$87,520	$209,307		$179,920
Net income	$30,616		$24,241	$64,155		$51,417
Net Income per share—basic	$0.31		$0.25	$0.65		$0.52
Weighted average number of shares outstanding—basic	98,256		98,268	98,314		98,236
Net income per share—diluted	$0.30		$0.24	$0.64		$0.52
Weighted average number of shares outstanding—diluted	107,765	(b)	99,844	107,786	(b)(c)	108,299	(b)

  (a)
  EBITDA consists of income before interest, income taxes, depreciation and amortization, and minority interest in earnings. EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is an analytical indicator used by management and the health care industry to evaluate hospital performance, allocate resources and measure leverage and debt service capacity. EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

    Net income is the financial measure calculated and presented in accordance with generally accepted accounting principles that is comparable to EBITDA, as defined. The following table reconciles EBITDA, as defined, with our net income as derived directly from our financial statements for the three months and six months ended June 30, 2003 and 2002:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net Income	$30,616	$24,241	$64,155	$51,417
Provision for income taxes	20,412	17,051	42,817	36,301
Interest expense, net	16,667	16,522	33,683	33,251
Depreciation and amortization	34,358	28,951	67,600	57,435
Minority interest in earnings	680	755	1,052	1,516

EBITDA	$102,733	$87,520	$209,307	$179,920

  (b)
  Adjusted to include assumed exercise of employee stock options and assumed conversion of convertible notes. Since the income per share impact of the conversion of the convertible notes is less than the basic income per share for both periods presented, the convertible notes are dilutive and accordingly, must be included in the fully diluted calculation (after tax interest savings of $2.2 million per quarter and 8.6 million shares added to the number of weighted average diluted shares.)

  (c)
  The 0.5% decrease in the weighted average number of shares (diluted) outstanding for the six months ended June 30, 2003, compared to the same period last year is due primarily to the approximately 480,000 weighted average number of shares repurchased under the Company's share repurchase program.

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30
	2003	2002	2003	2002
Net operating revenues	$657,293	$530,582	$1,316,570	$1,064,101

Operating expenses:
Salaries and benefits	263,307	214,215	532,079	431,379
Provision for bad debts	62,078	47,722	124,419	97,619
Supplies	76,152	61,905	152,972	125,905
Other operating expenses	153,023	119,220	297,793	229,278
Depreciation and amortization	34,358	28,951	67,600	57,435
Minority interests in earnings	680	755	1,052	1,516

Total expenses	589,598	472,768	1,175,915	943,132

Income from operations	67,695	57,814	140,655	120,969
Interest expense, net	16,667	16,522	33,683	33,251

Income before income taxes	51,028	41,292	106,972	87,718
Provision for income taxes	20,412	17,051	42,817	36,301

Net income	$30,616	$24,241	$64,155	$51,417

Net income per share—basic	$0.31	$0.25	$0.65	$0.52

Net income per share—diluted	$0.30	$0.24	$0.64	$0.52

Weighted average number of shares outstanding:
Basic	98,256	98,268	98,314	98,236

Diluted	107,765	99,844	107,786	108,299

Net income per share calculation:
Net income	$30,616	$24,241	$64,155	$51,417
Add—Convertible notes interest, net of taxes	2,189	—	4,378	4,378

Adjusted net income	$32,805	$24,241	$68,533	$55,795

Weighted average number of shares
outstanding-basic	98,256	98,268	98,314	98,236
Add effect of dilutive securities:
Employee stock options	927	1,576	890	1,481
Convertible notes	8,582	—	8,582	8,582

Weighted average number of shares
outstanding-diluted	107,765	99,844	107,786	108,299

Net income per share—diluted	$0.30	$0.24	$0.64	$0.52

COMMUNITY HEALTH SYSTEMS, INC.
Selected Operating Data
(Unaudited)
($ in thousands)

	For the Three Months Ended June 30,
	Consolidated			Same Store
	2003	2002	% Change	2003	2002	% Change
Number of hospitals	70	59*		59	59*
Licensed beds	6,962	5,914		5,825	5,914
Beds in service	5,390	4,502		4,618	4,502
Admissions	57,979	50,771	14.2%	50,320	50,771	-0.9%
Adjusted admissions	107,096	94,871	12.9%	92,848	94,871	-2.1%
Patient days	221,735	195,922	13.2%	194,764	195,922	-0.6%
Average length of stay (days)	3.8	3.9		3.9	3.9
Occupancy rate (beds in service)	45.2%	47.9%		46.3%	47.9%
Net operating revenues	$657,293	$530,582	23.9%	$574,574	$530,421	8.3%
Net inpatient revenue as a % of Total net operating revenues	50.2%	51.7%		50.2%	51.3%
Net outpatient revenue as a % of Total net operating revenues	48.5%	47.0%		48.5%	47.4%
EBITDA as a % of net operating revenues	15.6%	16.5%		16.6%	16.5%
Net income as a % of net operating revenue	4.7%	4.6%
	For the Six Months Ended June 30,
	Consolidated			Same Store
	2003	2002	% Change	2003	2002	% Change
Number of hospitals	70	59*		59	59*
Licensed beds	6,962	5,914		5,825	5,914
Beds in service	5,390	4,502		4,618	4,502
Admissions	119,627	104,286	14.7%	103,608	104,286	-0.7%
Adjusted admissions	217,916	191,171	14.0%	188,245	191,171	-1.5%
Patient days	466,987	406,534	14.9%	407,166	406,534	0.2%
Average length of stay (days)	3.9	3.9		3.9	3.9
Occupancy rate (beds in service)	47.9%	50.3%		49.0%	50.3%
Net operating revenues	$1,316,570	$1,064,101	23.7%	$1,151,837	$1,063,910	8.3%
Net inpatient revenue as a % of Total net operating revenues	51.6%	52.2%		51.6%	52.1%
Net outpatient revenue as a % of Total net operating revenues	47.1%	46.4%		47.1%	46.6%
EBITDA as a % of net operating revenues	15.9%	16.9%		17.0%	16.9%
Net income as a % of net operating revenue	4.7%	4.6%

*
Does not include hospital acquired on June 30, 2002.

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
($ in thousands)

	June 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$25,306	$132,844
Patient accounts receivable, net	411,085	400,442
Other current assets	121,542	114,440

Total current assets	557,933	647,726

Property and equipment	1,463,139	1,310,738
Less accumulated depreciation and amortization	(328,709)	(281,401)

Property and equipment, net	1,134,430	1,029,337

Goodwill, net	1,091,918	1,029,975

Other assets, net	102,755	102,458

Total assets	$2,887,036	$2,809,496

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$17,780	$18,529
Accounts payable and accrued liabilities	316,936	299,901

Total current liabilities	334,716	318,430

Long-term debt	1,168,197	1,173,929

Other long-term liabilities	112,750	102,832

Stockholders' equity	1,271,373	1,214,305

Total liabilities and stockholders' equity	$2,887,036	$2,809,496

COMMUNITY HEALTH SYSTEMS, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
($ in thousands)

	Six Months ended June 30,
	2003	2002
Cash flows from operating activities
Net income	$64,155	$51,417
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,600	57,435
Minority interest in earnings	1,052	1,516
Other non-cash expenses, net	122	2,496
Net Changes in operating assets and liabilities, net of effects of acquisitions	18,362	22,891

Net cash provided by operating activities	151,291	135,755

Cash flows from investing activities
Acquisitions of facilities	(157,176)	(70,122)
Purchases of property and equipment	(66,101)	(50,778)
Increase in other assets	(13,640)	(14,760)

Net cash used in investing activities	(236,917)	(135,660)

Cash flows from financing activities
Proceeds from issuance of common stock, net of expenses	—	3,900
Proceeds from exercise of stock options	768	1,463
Stock buy-back	(12,533)	—
Proceeds from minority investments	—	1,770
Redemption of minority investments	(115)	(571)
Distribution to minority investors	(1,539)	(217)
Borrowings under Credit Agreement	80,000	55,900
Repayments of long-term indebtedness	(88,493)	(50,702)

Net cash (used in) provided by financing activities	(21,912)	11,543

Net change in cash and cash equivalents	(107,538)	11,638
Cash and cash equivalents at beginning of period	132,844	8,386

Cash and cash equivalents at end of period	$25,306	$20,024

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  Exhibit Number 99.1
COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES SECOND QUARTER 2003 RESULTS WITH NET REVENUE UP 23.9%, EBITDA UP 17.4%, NET INCOME UP 26.2% AND NET INCOME PER SHARE (DILUTED) UP 25.0%
COMMUNITY HEALTH SYSTEMS, INC. Financial Highlights
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
COMMUNITY HEALTH SYSTEMS, INC. Selected Operating Data (Unaudited) ($ in thousands)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Balance Sheets (Unaudited) ($ in thousands)
COMMUNITY HEALTH SYSTEMS, INC. Condensed Consolidated Statements of Cash Flows (Unaudited) ($ in thousands)